UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MamaMancini’s Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	27-067116
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

25 Branca Rd.

East Rutherford, NJ 07073

(201) 532-1212

(Address of principal executive offices) (Zip code)

MamaMancini’s Holdings, Inc.

2021 Incentive Stock and Award Plan

(Full titles of the plans)

Adam L. Michaels

Chief Executive Officer

MamaMancini’s Holdings, Inc.

25 Branca Rd.

East Rutherford, NJ 07073

(201) 532-1212

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Robert L. B. Diener, Esq.

Law Offices of Robert Diener

41 Ulua Pace

Haiku, HI 96708

(808) 573-6163

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

Information Required in the Section 10(a) Prospectus

The purpose of this Prospectus is to register 3,631,081 shares of common stock, par value $0.00001 of MamaMancini’s Holdings, Inc. (“MAMAMANCINIS”) allocated to its 2021 Incentive Stock and Award Plan. The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are hereby incorporated herein by reference (SEC File No. 001-40597):

(1) The Registrant’s Annual Report on Form 10-K for the year ended January 31, 2022 filed with the SEC on May 27, 2022;

(2) The Registrants Quarterly Reports on Form 10-Q for the periods ended April 30, 2022, July 31, 2022 and October 31, 2022 filed with the SEC on June 14, 2022, September 14, 2022 and December 12, 2022, respectively;

(3) The Registrant’s Current Reports on Form 8-K filed with the SEC on June 30, 2022, September 11, 2017, July 8, 2022, September 12, 2022, September 16, 2022, September 26, 2022, October 5, 2022, November 28, 2022, December 19, 2022 and February 1, 2023 and an Amended Current Report on Form 8-K/A filed with the SEC on March 15, 2022; and

(4) In addition, the Company is incorporating by reference (i) any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this registration statement.

(4) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings at no cost (other than exhibits unless those exhibits are specifically incorporated by reference herein) by writing or telephoning us at the following address:

MamaMancini’s Holdings, Inc.

Attn: Chief Financial Officer

25 Branca Road

East Rutherford, NJ 07073

(201) 532-1212

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The Nevada Revised Statutes and the Registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide that, in the case of an action not brought by or in the right of MAMAMANCINI’S, MAMAMANCINI’S may indemnify its officers and directors and certain other persons against expenses (including attorney’s fees, judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. MAMAMANCINI’S may not, however, indemnify such persons in any such actions in which it is determined that they have not acted in good faith, did not reasonably believe their actions were in the Registrant’s best interest or, in criminal matters, had reason to believe their conduct was unlawful. In the case of an action brought by or in the right of MAMAMANCINI’S, MAMAMANCINI’S may indemnify its officers and directors and certain other persons against expenses (including attorney’s fees, judgments, fines and amounts paid for settlement) incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors or in other capacities. MAMAMANCINI’S may not, however, indemnify such persons in any such actions in which it is determined that they have not acted in good faith, did not reasonably believe their actions were in MAMAMANCINI’S’s best interest or have been found to be liable to MAMAMANCINI’S (unless the deciding court determines that, notwithstanding such liability, any such person is fairly entitled to indemnity in light of all relevant circumstances).

To the extent an officer, director or certain other person is successful on the merits in defense of any action referred to above; MAMAMANCINI’S is required to indemnify such person against any expense reasonably incurred by them in connection with the defense. MAMAMANCINI’S’s procedure for authorizing an indemnification claim, and certain limitations of such indemnification and advancement of expenses, are as set forth in Section 78.751 of the Nevada Revised Statutes and are amended from time to time as such statute is amended.

MAMAMANCINI’S has entered into indemnification agreements with each of its officers and directors. These agreements, among other things, require MAMAMANCINI’S to indemnify each officer and director to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by each officer and director in any action or proceeding, including any action or proceeding by or in right of MAMAMANCINI’S, arising out of the person’s services as an officer and director. MAMAMANCINI’S maintains directors and officers liability insurance, subject to various exclusions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Counsel regarding the legality of the securities being registered.

10.1	MamaMancini’s Holdings, Inc. 2021 Incentive Stock and Award Plan.

23.1	Consent of Independent registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page included in this Part III)

107.1	Calculation of Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Rutherford, New Jersey, on the 9th day of March 2023.

MAMAMANCINI’S HOLDINGS, INC.

By:	/s/ Adam L. Michaels
Name:	Adam L. Michaels
Title:	Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Anthony Gruber
Name:	Anthony Gruber
Title:	Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam L. Michaels and Steven Burns, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam L. Michaels	President, Chief Executive Officer and Director.	March 9, 2023
Adam L. Michaels	(Principal Executive Officer)

/s/ Anthony Gruber	Chief Financial Officer	March 9, 2023
Anthony Gruber	(Principal Financial and Accounting Officer)

/s/ Steven Burns	Director.	March 9, 2023
Steven Burns

/s/ Dean Janeway	Director	March 9, 2023
Dean Janeway

/s/ Matthew Brown	Director	March 9, 2023
Matthew Brown

/s/ Tom Toto	Director	March 9, 2023
Tom Toto

/s/ Alfred D’Agostino	Director	March 9, 2023
Alfred D’Agostino

/s/ Michael Stengel	Director	March 9, 2023
Michael Stengel

/s/ Meghan Henson	Director	March 9, 2023
Meghan Henson